Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

BY AND AMONG

OVERSEAS SHIPHOLDING GROUP, INC.

AND

INTERNATIONAL SEAWAYS, INC.

DATED AS OF NOVEMBER 30, 2016

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Table of Contents

		Page

Article I

DEFINITIONS

Section 1.01.	Definitions	2

Section 1.02.	Interpretation	7

Article II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01.	General Principles	7

Section 2.02.	Service Credit	8

Section 2.03.	Benefit Plans	8

Section 2.04.	Individual Agreements	9

Section 2.05.	[RESERVED]	10

Section 2.06.	Non-U.S. Regulatory Compliance	10

Article III

ASSIGNMENT OF EMPLOYEES

Section 3.01.	Active Employees	10

Section 3.02.	No-Hire and Nonsolicitation	11

Article IV

Equity, Bonus, and Executive Compensation

Section 4.01.	Generally	12

Section 4.02.	Equity Awards	12

Section 4.03.	Bonus Plans	14

Section 4.04.	Director Compensation	15

Section 4.05.	Retention Awards	15

Article V

QUALIFIED RETIREMENT PLANS

Section 5.01.	OSG U.S. Retirement Plans	15

Section 5.02.	INSW Retained Retirement Plans	15

Section 5.03.	OSG Retained Retirement Plans	15

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Table of Contents

		Page

Section 9.11.	Force Majeure	22

Section 9.12.	No Set-Off	22

Section 9.13.	Headings	23

Section 9.14.	Survival of Covenants	23

Section 9.15.	Waivers of Default	23

Section 9.16.	Dispute Resolution	23

Section 9.17.	Specific Performance	23

Section 9.18.	Amendments	23

Section 9.19.	Interpretation	23

Section 9.20.	Mutual Drafting	23

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Schedules

Schedule 1.01	Retained Retirement Plans

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT, dated as of November 30, 2016 (this “Agreement”), is by and between Overseas Shipholding Group, Inc., a Delaware corporation (“OSG”), and International Seaways, Inc. (f/k/a OSG International, Inc.), a Republic of the Marshall Islands corporation (“INSW”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth in Article I or ascribed to them in the Separation and Distribution Agreement (as defined below).

RECITALS:

WHEREAS, the board of directors of OSG (the “OSG Board”) has determined that it is in the best interests of OSG and its stockholders to create a new publicly traded company that will operate the INSW Business;

WHEREAS, in furtherance of the foregoing, the OSG Board has determined that it is appropriate and desirable to separate the INSW Business from the OSG Business (the “Separation”) and, at or following the Separation, make a distribution, on a pro rata basis, to holders of OSG Common Stock on the Record Date of all the outstanding INSW Stock (the “Distribution”);

WHEREAS, in order to effectuate the Separation and the Distribution, OSG and INSW have entered into that certain Separation and Distribution Agreement, dated as of November 30, 2016 (the “Separation and Distribution Agreement”); and

WHEREAS, in addition to the matters addressed by the Separation and Distribution Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation, and benefit matters.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

Section 1.01.         Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.

“Adjusted OSG Awards” shall mean, collectively, Adjusted OSG Options, Adjusted OSG Restricted Stock Units and Adjusted OSG Performance Based Units.

“Adjusted OSG Option” shall mean an OSG Option, adjusted as of the Effective Time in accordance with Section 4.02(a).

“Adjusted OSG Performance Based Unit” shall mean an OSG Performance Based Unit, adjusted as of the Effective Time in accordance with Section 4.02(b).

Adjusted OSG Restricted Stock Unit” shall mean an OSG Restricted Stock Unit, adjusted as of the Effective Time in accordance with Section 4.02(c).

“Affiliate” shall have the meaning set forth in the Separation and Distribution Agreement.

“Agreement” shall have the meaning set forth in the preamble to this Agreement and shall include all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 9.18.

“Ancillary Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“Assets” shall have the meaning set forth in the Separation and Distribution Agreement.

“Benefit Plan” shall mean any contract, agreement, policy, practice, program, plan, trust, commitment, or arrangement providing for benefits, perquisites, or compensation of any nature from an employer to any Employee, or to any family member, dependent, or beneficiary of any such Employee, including pension plans, thrift plans, supplemental pension plans, and welfare plans, and contracts, agreements, policies, practices, programs, plans, trusts, commitments, and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel, life, accidental death and dismemberment, disability insurance, tuition reimbursement, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences, and holidays; provided, however, the term “Benefit Plan” does not include any government-sponsored benefits, such as workers’ compensation, unemployment, or any similar plans, programs, or policies.

“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Code” shall have the meaning set forth in the Separation and Distribution Agreement.

“Delayed Transfer Date” shall have the meaning set forth in Section 3.01(a)(ii).

“Delayed Transfer Employees” shall have the meaning set forth in Section 3.01(a)(ii).

“Delayed Transfer Period” shall have the meaning set forth in Section 3.01(a)(ii).

“Distribution” shall have the meaning set forth in the recitals to this Agreement.

“Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Effective Time” shall have the meaning set forth in the Separation and Distribution Agreement.

“Employee” shall mean any OSG Group Employee or INSW Group Employee.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“FICA” shall have the meaning set forth in Section 3.01(e).

“Force Majeure” shall have the meaning set forth in the Separation and Distribution Agreement.

“Former Employees” shall mean Former OSG Group Employees and Former INSW Group Employees.

“Former INSW Group Employee” shall mean any individual who is a former employee of OSG or any of its former Subsidiaries as of the Effective Time, as agreed by the Parties.

“Former OSG Group Employee” shall mean any individual who is a former employee of the OSG Group as of the Effective Time and who is not a Former INSW Group Employee.

“FUTA” shall have the meaning set forth in Section 3.01(e).

“Governmental Authority” shall have the meaning set forth in the Separation and Distribution Agreement.

“Group” shall have the meaning set forth in the Separation and Distribution Agreement.

“HIPAA” shall mean the U.S. Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

“Individual Agreement” shall mean any individual (a) employment contract, (b) retention, severance, or change of control agreement, (c) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of taxes, and living standards in the host country), or (d) other agreement containing restrictive covenants (including confidentiality, noncompetition, and nonsolicitation provisions) between a member of the OSG Group and a INSW Group Employee, as in effect immediately prior to the Effective Time.

“INSW” shall have the meaning set forth in the preamble to this Agreement.

“INSW Awards” shall mean, collectively, INSW Options, INSW Restricted Stock Units, and INSW Performance Based Units.

“INSW Benefit Plan” shall mean any Benefit Plan established, sponsored, maintained, or contributed to by a member of the INSW Group as of or after the Effective Time.

“INSW Board” shall mean the Board of Directors of INSW.

“INSW Bonus Plans” shall mean any annual or short-term incentive compensation plan, program, or policy sponsored or maintained by INSW immediately following the Effective Time.

“INSW Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“INSW Delayed Transfer Employees” shall have the meaning set forth in Section 3.01(a)(ii).

“INSW Equity Plan” shall mean the INSW Management Incentive Compensation Plan and the INSW Non-Employee Director Incentive Compensation Plan.

“INSW Group” shall have the meaning set forth in the Separation and Distribution Agreement.

“INSW Group Employees” shall have the meaning set forth in Section 3.01(a)(i).

“INSW HSA” shall have the meaning set forth in Section 7.01(c).

“INSW Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“INSW Nonqualified Plan” shall mean the INSW SERP.

“INSW Option” shall mean any stock options granted pursuant to the INSW Equity Plan in accordance with Section 4.02(a).

“INSW Performance Based Unit” shall mean a performance based unit granted pursuant to the INSW Equity Plan in accordance with Section 4.02(b).

“INSW Price Ratio” shall mean the quotient obtained by dividing the INSW Stock Value by the OSG Pre-Distribution Stock Value.

“INSW Restricted Stock Unit” shall have the meaning set forth in Section 4.02(c)(ii).

“INSW Retained Retirement Plans” shall mean the plans set forth in Schedule 1.01.

“INSW Savings Plan” shall mean the Engage PEO Retirement Savings Plan, The S2 HR Group, LLC.

“INSW Spin Option” shall have the meaning set forth in Section 4.02(a).

“INSW Stock” shall have the meaning set forth in the Separation and Distribution Agreement.

“INSW Stock Ratio” shall mean the quotient obtained by dividing the OSG Pre-Distribution Stock Value by the INSW Stock Value.

“INSW Stock Value” shall mean the volume weighted average per share price of INSW common stock on the NYSE during regular trading hours for the 20 Trading Days following the Distribution Date.

“INSW Welfare Plans” shall mean the Welfare Plans established, sponsored, maintained, or contributed to by any member of the INSW Group for the benefit of INSW Group Employees and Former INSW Group Employees.

“IRS” shall mean the Internal Revenue Service.

“Law” shall have the meaning set forth in the Separation and Distribution Agreement.

“Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“NYSE” shall have the meaning set forth in the Separation and Distribution Agreement.

“OSG” shall have the meaning set forth in the preamble to this Agreement.

“OSG Awards” shall mean, collectively, OSG Options, OSG Performance Based Units and OSG Restricted Stock Units.

“OSG Benefit Plan” shall mean any Benefit Plan established, sponsored, or maintained by OSG or any of its Subsidiaries immediately prior to the Effective Time, excluding any INSW Benefit Plan.

“OSG Board” shall have the meaning set forth in the recitals to this Agreement.

“OSG Bonus Plans” shall mean any annual or short-term incentive compensation plan, program, or policy sponsored or maintained by OSG immediately prior to the Effective Time, including the OSG Annual Incentive Plan.

“OSG Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“OSG Common Stock” shall have the meaning set forth in the Separation and Distribution Agreement.

“OSG Compensation Committee” shall mean the Compensation Committee of the OSG Board.

“OSG Equity Plan” shall mean any of the OSG Management Incentive Compensation Plan and OSG Non-Employee Director Incentive Compensation Plan.

“OSG Group” shall have the meaning set forth in the Separation and Distribution Agreement.

“OSG Group Employees” shall have the meaning set forth in Section 3.01(a)(i).

“OSG HSA” shall have the meaning set forth in Section 7.01(c).

“OSG Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“OSG Multiemployer Plans” shall mean the American Maritime Officers Pension Plan, the Seafarers Pension Plan and the Marine Engineers’ Beneficial Association Defined Benefit Pension Plan.

“OSG Nonqualified Plan” shall mean the OSG Supplemental Executive Retirement Plan.

“OSG Option” shall mean an option to purchase OSG Common Stock granted pursuant to an OSG Equity Plan that is outstanding as of immediately prior to the Effective Time.

“OSG Performance Based Unit” shall mean a performance based unit granted pursuant to an OSG Equity Plan that is outstanding as of immediately prior to the Effective Time.

“OSG Post-Distribution Stock Value” shall mean the volume weighted average per share price on the NYSE during regular trading hours of OSG Common Stock for the 20 Trading Days following the Distribution Date.

“OSG Pre-Distribution Stock Value” shall mean the volume weighted average per share price of OSG Common Stock, trading regular way with due bills on the NYSE during regular trading hours for, if the Distribution Date is on a Trading Day, the 20 Trading Days ending on the Distribution Date or, if the Distribution Date is not on a Trading Day, the 20 Trading Days ending on the last Trading Day prior to the Distribution Date.

“OSG Price Ratio” shall mean the quotient obtained by dividing the OSG Post-Distribution Stock Value by the OSG Pre-Distribution Stock Value.

“OSG Restricted Stock Award” shall mean a restricted stock award granted pursuant to an OSG Equity Plan that is outstanding as of immediately prior to the Effective Time and held by an OSG Group non-employee director or employee.

“OSG Restricted Stock Unit” shall mean a restricted stock unit granted pursuant to an OSG Equity Plan that is outstanding as of immediately prior to the Effective Time.

“OSG Retained Retirement Plans” shall mean the plans set forth in Schedule 1.01.

“OSG Savings Plan” shall mean the OSG Employee Savings Plan.

“OSG Stock Ratio” shall mean the quotient obtained by dividing the OSG Pre-Distribution Stock Value by the OSG Post-Distribution Stock Value.

“OSG U.K. Pension Plan” shall mean the OSG Ship Management UK Ltd. Retirement Benefits Plan.

“OSG U.S. Retirement Plans” shall mean the Maritrans Inc. Defined Benefit Retirement Plan and the OSG Multiemployer Plans.

“OSG Welfare Plan” shall mean any Welfare Plan established, sponsored, maintained, or contributed to by OSG or any of its Subsidiaries for the benefit of Employees or Former Employees, but excluding any INSW Welfare Plan.

“Party” shall mean a party to this Agreement.

“Person” shall have the meaning set forth in the Separation and Distribution Agreement.

“Providing Party” shall have the meaning set forth in Section 2.02(b).

“Record Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Requesting Party” shall have the meaning set forth in Section 2.02(b).

“Restricted Period” shall have the meaning set forth in Section 3.02(a).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation” shall have the meaning set forth in the recitals to this Agreement.

“Separation and Distribution Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Subsidiary” shall have the meaning set forth in the Separation and Distribution Agreement.

“Trading Day” shall mean any day on which the NYSE is open for the buying and selling of securities.

“Transfer Effective Time” shall mean 12:00 AM, New York City time, on November 30, 2016.

“Transferred Account Balances” shall have the meaning set forth in Section 7.01(d).

“Transition Services Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“U.S.” shall mean the United States of America.

“Welfare Plan” shall mean any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse, and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time-off programs, contribution funding toward a health savings account, flexible spending accounts, or cashable credits.

Section 1.02.         Interpretation. Section 10.16 of the Separation and Distribution Agreement is hereby incorporated by reference.

Article II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01.         General Principles.

(a)          Acceptance and Assumption of INSW Liabilities. On or prior to the Transfer Effective Time, but in any case prior to the Effective Time, except as expressly set forth herein or as otherwise agreed by the Parties in accordance with the terms hereof, INSW and the applicable INSW designees shall accept, assume, and agree to faithfully perform, discharge, and fulfill all of the Liabilities related to or arising from the INSW Business and the employment or potential employment of any person, in accordance with their respective terms (each of which shall be considered a INSW Liability), including with respect to any Individual Agreement, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Transfer Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by OSG’s or INSW’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries, or Affiliates against any member of the OSG Group or the INSW Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, or misrepresentation by any member of the OSG Group or the INSW Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries, or Affiliates, including the following:

(i)           any and all wages, salaries, incentive compensation (as the same may be modified by this Agreement), including equity compensation as set forth in Section 4.02, commissions, bonuses, and any other employee compensation or benefits payable to or on behalf of any INSW Group Employees and Former INSW Group Employees after the Transfer Effective Time, without regard to when such wages, salaries, incentive compensation, commissions, bonuses, or other employee compensation or benefits are or may have been awarded or earned;

(ii)          any and all Liabilities whatsoever with respect to claims made by or with respect to any INSW Group Employees or Former INSW Group Employees in connection with any Benefit Plan not retained or assumed by any member of the OSG Group pursuant to this Agreement, the Separation and Distribution Agreement, or any Ancillary Agreement; and

(iii)         any and all Liabilities expressly assumed or retained by any member of the INSW Group pursuant to this Agreement.

(b)          Acceptance and Assumption of OSG Liabilities. On or prior to the Transfer Effective Time, but in any case prior to the Effective Time, except as expressly set forth herein or as otherwise agreed by the Parties in accordance with the terms hereof, OSG and certain members of the OSG Group designated by OSG shall accept, assume, and agree to faithfully perform, discharge, and fulfill all of the Liabilities related to or arising from the OSG Business and the employment or potential employment of any person, in accordance with their respective terms (each of which shall be considered an OSG Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Transfer Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by OSG’s or INSW’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries, or Affiliates against any member of the OSG Group or the INSW Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, or misrepresentation by any member of the OSG Group or the INSW Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries, or Affiliates, including the following:

(i)           any and all wages, salaries, incentive compensation (as the same may be modified by this Agreement), equity compensation (as the same may be modified by this Agreement), commissions, bonuses, and any other employee compensation or benefits payable to or on behalf of any OSG Group Employees and Former OSG Group Employees after the Transfer Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses, or other employee compensation or benefits are or may have been awarded or earned and equity compensation (as the same may be modified by this Agreement) granted under the OSG Equity Plans and outstanding as of the later of the Effective Time and the Transfer Effective Time;

(ii)         any and all Liabilities whatsoever with respect to claims made by or with respect to any OSG Group Employees or Former OSG Group Employees in connection with any Benefit Plan not retained or assumed by any member of the INSW Group pursuant to this Agreement, the Separation and Distribution Agreement, or any Ancillary Agreement; and

(iii)        any and all Liabilities expressly assumed or retained by any member of the OSG Group pursuant to this Agreement.

(c)          Unaddressed Liabilities. To the extent that this Agreement does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

Section 2.02.         Service Credit.

(a)          Service for Eligibility, Vesting, and Benefit Purposes. The INSW Benefit Plans shall, and INSW shall cause each member of the INSW Group to, recognize each INSW Group Employee’s and each Former INSW Group Employee’s full service with OSG or any of its Subsidiaries or predecessor entities at or before the Effective Time, to the same extent that such service was credited by OSG for similar purposes prior to the Effective Time as if such full service had been performed for a member of the INSW Group, for purposes of eligibility, vesting, and determination of level of benefits under any such INSW Benefit Plan.

(b)          Evidence of Prior Service. Notwithstanding anything in this Agreement to the contrary, but subject to Section 3.02 and applicable Law, upon reasonable request by either Party (the “Requesting Party”), the other Party (the “Providing Party”) will provide to the Requesting Party copies of any records available to the Providing Party to document the service, plan participation, and membership of Former Employees of the Providing Party who are then Employees of the Requesting Party, and will, upon reasonable request, cooperate with the Requesting Party to resolve any discrepancies and use its commercially reasonable efforts to obtain any missing data for purposes of determining benefit eligibility, participation, vesting, and calculation of benefits with respect to any such Employee.

Section 2.03.         Benefit Plans.

(a)          Establishment of Plans. INSW shall, or shall cause an applicable member of the INSW Group to, adopt Benefit Plans (and related trusts, if applicable), with terms comparable (or such other standard as is specified in this Agreement with respect to any particular Benefit Plan) to those of the corresponding OSG Benefit Plans in which an INSW Group Employee or Former INSW Group Employee was eligible to participate as of immediately prior to the Effective Time or such later date as agreed by the Parties; provided, however, that INSW may limit participation in any such INSW Benefit Plan to INSW Group Employees and Former INSW Group Employees who participated or were eligible to participate in the corresponding OSG Benefit Plan immediately prior to the Transfer Effective Time.

(b)          Information and Operation. OSG shall use its commercially reasonable efforts to provide INSW with information describing each OSG Benefit Plan election made by a INSW Group Employee or Former INSW Group Employee that may have application to INSW Benefit Plans from and after the Transfer Effective Time, and INSW shall use its commercially reasonable efforts to administer the INSW Benefit Plans using those elections. Each Party shall, upon reasonable request, provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans.

(c)          No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement, or any Ancillary Agreement, no participant in any INSW Benefit Plan shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided to such participant by the corresponding OSG Benefit Plan, or any other plan, program, or arrangement sponsored or maintained by a member of the OSG Group. Furthermore, unless expressly provided for in this Agreement, in the Separation and Distribution Agreement, or in any Ancillary Agreement, or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting or entitlements under any compensation or Benefit Plan, program, or arrangement sponsored or maintained by a member of the OSG Group or member of the INSW Group on the part of any Employee or Former Employee.

(d)          No Expansion of Participation. Unless otherwise expressly provided in this Agreement, as otherwise determined or agreed to by OSG and INSW, as required by applicable Law, or as explicitly set forth in a INSW Benefit Plan or OSG Benefit Plan, (i) a INSW Group Employee or Former INSW Group Employee shall be entitled to participate in the INSW Benefit Plans at the Transfer Effective Time only to the extent that such INSW Group Employee or Former INSW Group Employee was entitled to participate in the corresponding OSG Benefit Plan as in effect immediately prior to the Transfer Effective Time (to the extent that such INSW Group Employee or Former INSW Group Employee does not participate in the respective INSW Benefit Plan immediately prior to the Transfer Effective Time) and (ii) an OSG Group Employee or Former OSG Group Employee shall be entitled to participate in the OSG Benefit Plans at the Transfer Effective Time only to the extent that such OSG Group Employee or Former OSG Group Employee was entitled to participate in the OSG Benefit Plan as in effect immediately prior to the Transfer Effective Time, it being understood that this Agreement does not expand (a) the number of INSW Group Employees or Former INSW Group Employees entitled to participate in any INSW Benefit Plan, (b) the number of OSG Group Employees or Former OSG Group Employees entitled to participate in any OSG Benefit Plan, or (c) the participation rights of INSW Group Employees or Former INSW Group Employees in any INSW Benefit Plans beyond the rights of such INSW Group Employees or Former INSW Group Employees under the corresponding OSG Benefit Plans.

(e)          Transition Services. The Parties acknowledge that the OSG Group or the INSW Group may provide administrative services for certain of the other Party’s compensation and benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreement.

(f)          Beneficiaries. References to OSG Group Employees, Former OSG Group Employees, INSW Group Employees, Former INSW Group Employees, and nonemployee directors of either OSG or INSW, shall be deemed to refer to their beneficiaries, dependents, survivors, and alternate payees, as applicable.

Section 2.04.         Individual Agreements.

(a)          Assignment by OSG. To the extent necessary in order to effectuate the intent of this Agreement, OSG shall assign, or cause an applicable member of the OSG Group to assign, to INSW or another member of the INSW Group, as designated by INSW, all Individual Agreements, with such assignment to be effective as of the Transfer Effective Time; provided, however, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Transfer Effective Time, each member of the INSW Group shall be considered to be a successor to each member of the OSG Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the INSW Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the INSW Group; and provided, further, that in no event shall OSG be permitted to enforce any Individual Agreement (including any agreement containing noncompetition or nonsolicitation covenants) against a INSW Group Employee or Former INSW Group Employee for action taken in such individual’s capacity as a INSW Group Employee or Former INSW Group Employee.

(b)          Assumption by INSW. Effective as of the Transfer Effective Time or such later date as agreed by the Parties, INSW shall assume and honor, or shall cause a member of the INSW Group to assume and honor, any agreement to which any INSW Group Employee or Former INSW Group Employee is a party with any member of the OSG Group, including any Individual Agreement.

Section 2.05.         [RESERVED].

Section 2.06.         Non-U.S. Regulatory Compliance. OSG shall have the authority to adjust the treatment described in this Agreement and to make corresponding equitable adjustments to the Separation and Distribution Agreement with respect to INSW Group Employees who are located outside of the U.S. in order to ensure compliance with the applicable laws or regulations of countries outside of the U.S. or to preserve the tax benefits provided under local tax law or regulation before the Distribution.

Article III

ASSIGNMENT OF EMPLOYEES

Section 3.01.         Active Employees.

(a)          Assignment and Transfer of Employees.

(i)           Generally. Effective no later than immediately prior to the Transfer Effective Time or such later date as agreed by the Parties pursuant to clause (ii) of this Section 3.01(a), (a) the applicable member of the OSG Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the INSW Group as of immediately after the Transfer Effective Time or such later date as agreed by the Parties (including any such individual who is not actively working as of the Transfer Effective Time as a result of an illness, injury, or leave of absence approved by the primary Human Resources officer of OSG or otherwise taken in accordance with applicable Law) (collectively, the “INSW Group Employees”) is employed by a member of the INSW Group as of immediately after the Transfer Effective Time or such later date as agreed by the Parties, and (b) the applicable member of the OSG Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the OSG Group as of immediately after the Transfer Effective Time or such later date as agreed by the Parties (including any such individual who is not actively working as of the Transfer Effective Time as a result of an illness, injury, or leave of absence approved by the primary Human Resources officer of OSG or otherwise taken in accordance with applicable Law) and any other individual employed by the OSG Group as of the Transfer Effective Time who is not a INSW Group Employee (collectively, the “OSG Group Employees”) is employed by a member of the OSG Group as of immediately after the Transfer Effective Time or such later date as agreed by the Parties. Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(ii)          Delayed Transfer Employees. Notwithstanding (i), the Parties acknowledge and agree that there may be a limited number of INSW Group Employees whose employment may, within the 60-day period following the Transfer Effective Time (the “Delayed Transfer Period”), be directly transferred from the OSG Group to the INSW Group (“INSW Delayed Transfer Employees” or the “Delayed Transfer Employees”), as mutually agreed between the primary Human Resources officer of OSG and the primary Human Resources officer of INSW. Upon the effective date of any such transfer of employment (a “Delayed Transfer Date”), any Delayed Transfer Employee shall be treated, for all purposes under this Agreement as if such Delayed Transfer Employee had been a INSW Group Employee or OSG Group Employee, respectively, as of the Transfer Effective Time, other than with respect to any OSG Awards held by any Delayed Transfer Employee as of immediately prior to the Effective Time, which awards shall be adjusted in the manner applicable to OSG Group Employees as of the Effective Time in accordance with the provisions of Section 4.02, and shall not be required under this Agreement to be adjusted further upon the Delayed Transfer Date.

(iii)        Subsequently Terminated Employees. Notwithstanding (i) or (ii) of this Section 3.01(a), the Parties acknowledge and agree that there may be a limited number of INSW Group Employees and OSG Group Employees whose employment will be terminated by INSW or OSG, respectively, between one and six months after the Effective Time, and the costs associated with such termination (including with respect to ongoing monthly salary payments, severance payments and benefits and any payroll and related taxes) shall be shared as agreed by the Parties, acting in good faith.

(b)          At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the OSG Group or any member of the INSW Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law) or (ii) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law.

(c)          Severance. The Parties acknowledge and agree that the Distribution and the assignment, transfer, or continuation of the employment of Employees as contemplated by this Section 3.01 shall not be deemed an involuntary actual or constructive termination of employment entitling any INSW Group Employee or OSG Group Employee to severance payments or benefits except as required by applicable Law.

(d)          No Change of Control or Change in Control. The Parties acknowledge and agree that neither the consummation of the Distribution nor any transaction contemplated by this Agreement, the Separation and Distribution Agreement, or any other Ancillary Agreement shall be deemed a “change of control,” “change in control,” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the OSG Group or member of the INSW Group.

(e)          Payroll and Related Taxes. With respect to any INSW Group Employee or group of INSW Group Employees, the Parties shall, or shall cause their respective Subsidiaries to, (i) treat INSW (or the applicable member of the INSW Group) as a “successor employer” and OSG (or the applicable member of the OSG Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, for purposes of taxes imposed under the U.S. Federal Insurance Contributions Act, as amended (“FICA”), or the U.S. Federal Unemployment Tax Act, as amended (“FUTA”), (ii) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA upon or following the Effective Time with respect to each such INSW Group Employee for the tax year during which the Effective Time occurs, and (iii) use commercially reasonable efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53; provided, however, that, to the extent that INSW (or the applicable member of the INSW Group) cannot be treated as a “successor employer” to OSG (or the applicable member of the OSG Group) within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to any INSW Group Employee or group of INSW Group Employees, INSW will (a) be responsible for all payroll obligations, tax withholding, and reporting obligations regarding such INSW Group Employees for the taxable year commencing on January 1, 2017 and (b) furnish a Form W-2 or similar earnings statement to all such INSW Group Employees for such taxable year. The Parties also shall take, or shall cause their respective Subsidiaries to take, such reasonable actions as are necessary to minimize any adverse social tax impact on OSG, INSW, and the Employees in jurisdictions other than the U.S., of the Separation, the Distribution, and any change in employment relationship caused by the Separation and Distribution.

(f)          Immigration. From and after the Effective Time, INSW shall, or shall cause its applicable Subsidiary to, continue to process and support green card or similar applications that are in process in respect of INSW Group Employees who were previously agreed to between the Parties.

Section 3.02.         No-Hire and Nonsolicitation.

(a)          No-Hire. Each Party agrees that, for a period of 18 months following the Distribution Date (the “Restricted Period”), such Party shall not, and shall cause its Subsidiaries and Affiliates not to, without the prior written consent of the Chief Executive Officer of the other Party, directly or indirectly hire as an employee or an independent contractor any individual who is an OSG Group Employee, in the case of INSW, or a INSW Group Employee, in the case of OSG.

(b)          Nonsolicitation. Each Party agrees that, during the Restricted Period, such Party shall not, and shall cause its Subsidiaries and Affiliates not to, without prior written consent of the Chief Executive Officer of the other Party, either directly or indirectly and whether on its own behalf or in service or on behalf of others, solicit, aid, induce, or encourage any individual who is an OSG Group Employee, in the case of INSW, or a INSW Group Employee, in the case of OSG, to leave his or her employment.

(c)          Limited Exceptions. Notwithstanding (a) and (b), this Section 3.02 shall not prohibit (i) generalized solicitations that are not directed to specific Persons or Employees of the other Party, (ii) the solicitation and hiring of a Person whose employment was involuntarily terminated by the other Party, or (iii) the solicitation and hiring of a Person after receipt by the soliciting Party (in advance of any solicitation or, in the case of a response to a general solicitation as permitted under clause (i) above, in advance of any subsequent solicitation in connection with the recruiting process) of the express written consent of the Chief Executive Officer of the Party that employs the Person who is to be solicited and/or hired. Except as provided in clause (ii) above with respect to involuntary terminations, without regard to the use of the term “Employee” or “employs,” the restrictions under this Section 3.02 shall be applicable to (a) OSG Group Employees whose employment terminates after the Effective Time, and (b) INSW Group Employees whose employment terminates after the Effective Time, in each case, until the date that is six months after such Employee’s last date of employment with OSG or INSW, as applicable. The restrictions under this Section 3.02 shall not apply to Former OSG Group Employees or Former INSW Group Employees whose most recent employment with OSG and its Subsidiaries was terminated prior to the Effective Time.

Article IV

Equity, Bonus, and Executive Compensation

Section 4.01.         Generally. Each OSG Award granted that is outstanding as of immediately prior to the Effective Time shall be adjusted as described below; provided, however, that, effective immediately prior to the Effective Time, the OSG Compensation Committee may provide for different adjustments with respect to some or all OSG Awards to the extent that the OSG Compensation Committee deems such adjustments necessary and appropriate. Any adjustments made by the OSG Compensation Committee pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties and their respective Affiliates. Before the Effective Time, the INSW Equity Plan shall be established, with such terms as are necessary to permit the implementation of the provisions of Section 4.02.

Section 4.02.         Equity Awards.

(a)          Stock Options.

(i)           OSG Group Employees. Each OSG Option that is outstanding immediately prior to the Effective Time and held by an OSG Group Employee shall remain an option to purchase OSG Common Stock (each such option, an “Adjusted OSG Option”) and shall be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such OSG Option immediately prior to the Effective Time (except as otherwise provided herein, including in this Section 4.02(a)(i) and Section 4.02(e)); provided, however, that from and after the Effective Time:

(A)         the per-share exercise price of each such Adjusted OSG Option shall be equal to the product of (A) the per-share exercise price of the corresponding OSG Option immediately prior to the Effective Time multiplied by (B) the OSG Price Ratio, rounded up to the nearest whole hundredth of a cent; and

(B)         the number of OSG Common Stock subject to each such Adjusted OSG Option shall be equal to the product of (A) the number of OSG Common Stock subject to the corresponding OSG Option immediately prior to the Effective Time multiplied by (B) the OSG Stock Ratio, with any fractional share rounded down to the nearest whole share.

(ii)          INSW Group Employees. Each OSG Option that is outstanding immediately prior to the Effective Time and held by an INSW Group Employee shall be converted as of the Effective Time into an INSW Option to purchase INSW Stock (each such option, an “INSW Spin Option”) and shall be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to the corresponding OSG Option immediately prior to the Effective Time (except as otherwise provided herein, including in Section 4.02(e)); provided, however, that from and after the Effective Time:

(A)         the per-share exercise price of each such INSW Spin Option shall be equal to the product of (A) the per-share exercise price of the corresponding OSG Option immediately prior to the Effective Time multiplied by (B) the INSW Price Ratio, rounded up to the nearest whole hundredth of a cent; and

(B)         the number of INSW Stock subject to each such INSW Spin Option shall be equal to the product of (A) the number of OSG Common Stock subject to the corresponding OSG Option immediately prior to the Effective Time multiplied by (B) the INSW Stock Ratio, with any fractional share rounded down to the nearest whole share.

(iii)          Notwithstanding anything to the contrary in this Section 4.02(a), the exercise price, the number of OSG Common Stock and INSW Stock subject to each Adjusted OSG Option and INSW Spin Option, and the terms and conditions of exercise of such options shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(b)          Performance Based Units.

(i)           Performance Based Units Held by OSG Group Employees. Each OSG Performance Based Unit that is outstanding immediately prior to the Effective Time and that is held by an OSG Group Employee shall be adjusted by multiplying the number of performance based units subject to such OSG Performance Based Unit by the OSG Stock Ratio (each such adjusted OSG Performance Based Unit, an “Adjusted OSG Performance Based Unit”). If the resulting product includes a fractional performance based unit, the number of performance based units subject to such Adjusted OSG Performance Based Unit shall be rounded down to the nearest whole performance based unit. Each such Adjusted OSG Performance Based Unit shall be subject to the same terms and conditions after the Effective Time as were applicable to such OSG Performance Based Unit prior to the Effective Time (except as otherwise provided herein, including in Section 4.02(e)).

(ii)          Performance Based Units Held by INSW Group Employees.

(A)         Each OSG Performance Based Unit that is vested and outstanding immediately prior to the Effective Time and that is held by an INSW Group Employee shall be converted into an Adjusted OSG Performance Based Unit in accordance with Section 4.02(b)(i) above and the applicable performance metrics shall be adjusted accordingly.

(B)         Each OSG Performance Based Unit that is unvested and outstanding immediately prior to the Effective Time and that is held by an INSW Group Employee shall be converted as of the Effective Time into an INSW performance based unit (each such award, an “INSW Performance Based Unit”), with the number of performance based units subject to each such INSW Performance Based Unit to be set at a number equal to the product of (A) the number of performance based units subject to the corresponding OSG Performance Based Unit immediately prior to the Effective Time multiplied by (B) the INSW Stock Ratio, with any fractional performance based unit rounded down to the nearest whole performance based unit, and the applicable performance metrics shall be adjusted accordingly. Each INSW Performance Based Unit shall otherwise be subject to the same terms and conditions after the Effective Time as were applicable to such OSG Performance Based Unit prior to the Effective Time (except as otherwise provided herein, including in Section 4.02(e).

(c)          Restricted Stock Units.

(i)           Restricted Stock Units Held by OSG Group Employees. Each OSG Restricted Stock Unit that is outstanding immediately prior to the Effective Time and that is held by an OSG Group Employee shall be adjusted by multiplying the number of restricted stock units subject to such OSG Restricted Stock Unit by the OSG Stock Ratio (each such adjusted OSG Restricted Stock Unit, an “Adjusted OSG Restricted Stock Unit”). If the resulting product includes a fractional restricted stock unit, the number of restricted stock units subject to such Adjusted OSG Restricted Stock Unit shall be rounded down to the nearest whole restricted stock unit. Each such Adjusted OSG Restricted Stock Unit shall be subject to the same terms and conditions after the Effective Time as were applicable to such OSG Restricted Stock Unit prior to the Effective Time (except as otherwise provided herein, including in Section 4.02(e).

(ii)          Restricted Stock Units Held by INSW Group Employees.

(A)         Each OSG Restricted Stock Unit that is vested and outstanding immediately prior to the Effective Time and that is held by an INSW Group Employee shall be converted into an Adjusted OSG Restricted Stock Unit in accordance with Section 4.02(c)(i) above.

(B)         Each OSG Restricted Stock Unit that is unvested and outstanding immediately prior to the Effective Time and that is held by an INSW Group Employee shall be converted as of the Effective Time into an INSW restricted stock unit (each such award, an “INSW Restricted Stock Unit”), with the number of restricted stock units subject to each such INSW Restricted Stock Unit to be set at a number equal to the product of (A) the number of restricted stock units subject to the corresponding OSG Restricted Stock Unit immediately prior to the Effective Time multiplied by (B) the INSW Stock Ratio, with any fractional restricted stock unit rounded down to the nearest whole restricted stock unit. Each INSW Restricted Stock Unit shall otherwise be subject to the same terms and conditions after the Effective Time as were applicable to such OSG Restricted Stock Unit prior to the Effective Time (except as otherwise provided herein, including in Section 4.02(e).

(d)          Director Restricted Stock. Each OSG Restricted Stock Award that is outstanding immediately prior to the Record Date and that is held by a director of OSG shall be treated with respect to the Distribution on the same terms and conditions as shall apply to other OSG stockholders; provided, that any cash or property received as a result of the Distribution shall be subject to the same vesting and forfeiture as applies to the underlying OSG Restricted Stock Award.

(e)          Tax Reporting and Withholding.

(i)           After the Effective Time, Adjusted OSG Awards and OSG Restricted Stock Awards, regardless of by whom held, shall be settled by and the obligation of OSG, and INSW Awards, regardless of by whom held, shall be settled by and the obligation of INSW.

(ii)          Unless otherwise required by applicable Laws, INSW shall be responsible for all income, payroll, fringe benefit, social insurance, payment on account, or other taxes related to or otherwise owed on income of INSW Group Employees or Former INSW Group Employees related to INSW Awards, and OSG shall be responsible for all income, payroll, fringe benefit, social insurance, payment on account, or other taxes related to or otherwise owed related to Adjusted OSG Awards.

(f)           Registration and Other Regulatory Requirements. INSW agrees to file an S-8 registration statement with respect to, and to cause to be registered pursuant to the Securities Act, the INSW Stock authorized for issuance under the INSW Equity Plan, as required pursuant to the Securities Act. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 4.02(f), including compliance with securities Laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions.

Section 4.03.         Bonus Plans.

(a)          Establishment of INSW Bonus Plans. INSW shall, or shall cause another member of the INSW Group to, establish the INSW Bonus Plans.

(b)          2016 Annual Bonus. Effective as of the Transfer Effective Time, the Liability in respect of bonus awards allocable to INSW Group Employees or Former INSW Group Employees under the OSG Bonus Plans in respect of 2016 shall be assumed by the INSW Group. OSG and INSW shall pay the amounts awarded to their respective Employees no later than March 15, 2017 (in the case of Employees located in the U.S.) or March 31, 2017 (in the case of Employees located outside the U.S.), except as otherwise determined by the Compensation Committee of the Board of Directors of such Employee’s employer.

(c)          Allocation of Liabilities. Except as otherwise provided in this Agreement, (i) the OSG Group shall be solely responsible for funding, paying, and discharging all obligations relating to any annual incentive bonus awards under any OSG annual incentive plan or other short-term compensation plan with respect to payments earned before, as of, or after the Transfer Effective Time to OSG Group Employees or Former OSG Group Employees, and no member of the INSW Group shall have any obligations with respect thereto; and (ii) the INSW Group shall be solely responsible for funding, paying, and discharging all obligations relating to any annual incentive bonus awards under any INSW Group annual incentive plan or other short-term incentive compensation plan with respect to payments earned before, as of, or after the Transfer Effective Time to INSW Group Employees or Former INSW Group Employees, and no member of the OSG Group shall have any obligations with respect thereto.

Section 4.04.         Director Compensation.

(a)          Establishment of INSW Compensation Program for Nonemployee Directors. INSW shall establish the INSW compensation program for nonemployee directors, with substantially the same terms as of immediately prior to the Effective Time as the OSG compensation program for nonemployee directors.

(b)          Allocation of Directors’ Compensation. OSG shall be responsible for the payment of any fees for service on the OSG Board that are earned at, before, or after the Effective Time, and INSW shall not have any responsibility for any such payments. With respect to any INSW nonemployee director, INSW shall be responsible for the payment of any fees for service on the INSW Board that are earned at any time after the Effective Time and OSG shall not have any responsibility for any such payments. OSG Awards held by nonemployee directors as of immediately prior to the Effective Time shall be treated as described in Section 4.02.

Section 4.05.         Retention Awards. OSG and INSW shall share the obligations for cash-based retention awards to which an OSG Group Employee or INSW Group Employee may become entitled based on such employee’s relative service to OSG or INSW prior to the settlement date of each such award (as provided in applicable award agreements), as determined in good faith by the Parties.

Article V

QUALIFIED RETIREMENT PLANS

Section 5.01.         OSG U.S. Retirement Plans. OSG U.S. Retirement Plans After Transfer Effective Date. From and after the Transfer Effective Time, (i) each of the OSG U.S. Retirement Plans shall continue to be responsible for Liabilities in respect of OSG Group Employees, Former OSG Group Employees, and Former INSW Group Employees, and (ii) no INSW Group Employees shall accrue any benefits under the OSG U.S. Retirement Plans. Without limiting the generality of the foregoing, INSW Group Employees shall cease to be participants in each of the OSG U.S. Retirement Plans, effective as of the Transfer Effective Time.

Section 5.02.         INSW Retained Retirement Plans. As of the Transfer Effective Time, the INSW Group shall retain (or assume to the extent necessary) sponsorship of the INSW Retained Retirement Plans, and, from and after the Transfer Effective Time, all Assets and Liabilities thereunder shall be Assets and Liabilities of the INSW Group.

Section 5.03.         OSG Retained Retirement Plans. As of the Transfer Effective Time, the OSG Group shall retain (or assume to the extent necessary) sponsorship of the OSG Retained Retirement Plans, and, from and after the Transfer Effective Time, all Assets and Liabilities thereunder shall be the Assets and Liabilities of the OSG Group.

Section 5.04.         INSW Savings Plan.

(a)          Adoption of Plan. INSW shall adopt the INSW Savings Plan. INSW shall provide OSG with (i) a copy of the INSW Savings Plan; (ii) confirmation that the INSW Board (or its authorized committee or other delegate) has approved the adoption of the INSW Savings Plan and the related trust(s) and the assumption by the INSW Savings Plan of the Liabilities described in Section 5.04(b); and (iii) either (a) a favorable determination letter issued by the IRS with respect to the INSW Savings Plan and its related trust or (b) an opinion of counsel, which counsel and opinion are reasonably satisfactory to OSG, with respect to the qualified status of the INSW Savings Plan under Section 401(a) of the Code and the tax-exempt status of its related trust under Section 501(a) of the Code.

(b)          Transfer of Account Balances. Not later than March 31, 2017 (or such later time as mutually agreed by the Parties), OSG shall cause the trustee of the OSG Savings Plan to transfer from the trust(s) that forms a part of the OSG Savings Plan to the trust(s) that forms a part of the INSW Savings Plan the account balances of the INSW Group Employees under the OSG Savings Plan, determined as of the date of the transfer. Such transfers shall be made in kind, including promissory notes evidencing the transfer of outstanding loans. Any Asset and Liability transfers pursuant to this Section 5.04(b) shall comply in all respects with Sections 414(l) and 411(d)(6) of the Code.

(c)          INSW Savings Plan Provisions. The INSW Savings Plan shall provide that:

(i)          INSW Group Employees shall (a) be eligible to participate in the INSW Savings Plan as of the Transfer Effective Time to the extent that they were eligible to participate in the OSG Savings Plan as of immediately prior to the Transfer Effective Time, and (b) receive credit for all service credited for that purpose under the OSG Savings Plan as of immediately prior to the Distribution as if that service had been rendered to INSW; and

(ii)         the account balance of each INSW Group Employee under the OSG Savings Plan as of the date of the transfer of Assets from the OSG Savings Plan (including any outstanding promissory notes) shall be credited to such individual’s account balance under the INSW Savings Plan.

(d)          OSG Savings Plan after Transfer Effective Time. From and after the Transfer Effective Time, (i) the OSG Savings Plan shall continue to be responsible for Liabilities in respect of OSG Group Employees, Former OSG Group Employees, and Former INSW Group Employees, and (ii) no INSW Group Employees shall accrue any benefits under the OSG Savings Plan. Without limiting the generality of the foregoing, INSW Group Employees shall cease to be participants in the OSG Savings Plan effective as of the Transfer Effective Time.

(e)          Plan Fiduciaries. For all periods after the Transfer Effective Time, the Parties agree that the applicable fiduciaries of each of the OSG Savings Plan and the INSW Savings Plan, respectively, shall have the authority with respect to the OSG Savings Plan and the INSW Savings Plan, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives, and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.

(f)          No Loss of Unvested Benefits; No Distributions. The transfer of any INSW Group Employee’s employment to the INSW Group will not result in loss of that INSW Group Employee’s unvested benefits (if any) under the OSG Savings Plan, which benefit Liability will be assumed under the INSW Savings Plan as provided herein. No INSW Group Employee shall be entitled to a distribution of his or her benefit under the OSG Savings Plan or INSW Savings Plan as a result of such transfer of employment.

Section 5.05.         INSW UK Pension Plan. INSW shall remain obligated pursuant to the terms of the OSG U.K. Pension Plan following the Distribution Date with respect to INSW Group Employees who participated in such plan prior to the Distribution Date, which employees shall continue to participate in such plan on and after the Distribution Date. OSG Group Employees who actively participated in the OSG U.K. Pension Plan will cease to participate in the OSG U.K. Pension Plan on the Distribution Date.

Article VI

NONQUALIFIED DEFERRED COMPENSATION PLANS

Section 6.01.         INSW SERP.

(a)          Establishment of the INSW SERP. INSW shall establish the INSW SERP.

(b)          Assumption of Liabilities from OSG. As of the Transfer Effective Time, INSW shall, and shall cause the INSW SERP to assume all Liabilities under the OSG SERP for the benefit of INSW Group Employees and their respective beneficiaries and/or alternate payees determined as of immediately prior to the Transfer Effective Time, and the OSG Group and the OSG SERP shall be relieved of all Liabilities for those benefits. OSG shall retain all Liabilities under the OSG SERP for the benefit for OSG Group Employees and Former Employees and their respective beneficiaries and/or alternate payees. From and after the Transfer Effective Time, INSW Group Employees shall cease to be participants in the OSG SERP.

Section 6.02.         Participation; Distributions. The Parties acknowledge that none of the transactions contemplated by this Agreement, the Separation and Distribution Agreement, or any other Ancillary Agreement will be treated as a “separation from service” or otherwise trigger a payment or distribution of compensation under any of the OSG Nonqualified Plan or INSW Nonqualified Plan for any participant and, consequently, that the payment or distribution of any compensation to which such participant is entitled under any of the OSG Nonqualified Plan or INSW Nonqualified Plan will occur upon such participant’s separation from service from the INSW Group or at such other time as provided in the applicable INSW Nonqualified Plan or participant’s deferral election.

Article VII

WELFARE BENEFIT PLANS

Section 7.01.         Welfare Plans.

(a)          Adoption of INSW Welfare Plans. INSW shall, or shall cause the applicable member of the INSW Group to, adopt the INSW Welfare Plans.

(b)          Waiver of Conditions; Benefit Maximums. INSW shall use commercially reasonable efforts to cause the INSW Welfare Plans to:

(i)           with respect to initial enrollment as of January 1, 2017, waive (a) all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to any INSW Group Employee or Former INSW Group Employee, other than limitations that were in effect with respect to the INSW Group Employee or Former INSW Group Employee under the applicable OSG Welfare Plan as of immediately prior to the Transfer Effective Time, and (b) any waiting period limitation or evidence of insurability requirement applicable to a INSW Group Employee or Former INSW Group Employee other than limitations or requirements that were in effect with respect to such INSW Group Employee or Former INSW Group Employee under the applicable OSG Welfare Plans as of immediately prior to the Transfer Effective Time; and

(ii)          take into account (a) with respect to aggregate annual, lifetime, or similar maximum benefits available under the INSW Welfare Plans, a INSW Group Employee’s or Former INSW Group Employee’s prior claim experience under the OSG Welfare Plans and any Benefit Plan that provides leave benefits; and (b) any eligible expenses incurred by a INSW Group Employee or Former INSW Group Employee and his or her covered dependents during the portion of the plan year of the applicable OSG Welfare Plan ending as of the Transfer Effective Time to be taken into account under such INSW Welfare Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such INSW Group Employee or Former INSW Group Employee and his or her covered dependents for the applicable plan year to the same extent as such expenses were taken into account by OSG for similar purposes prior to the Transfer Effective Time as if such amounts had been paid in accordance with such INSW Welfare Plan.

(c)          Health Savings Accounts. INSW shall, or shall cause a member of the INSW Group to, establish a INSW Welfare Plan that will provide health savings account benefits to INSW Group Employees on and after the Transfer Effective Time (a “INSW HSA”). It is the intention of the Parties that all activity under a INSW Group Employee’s health savings account under an OSG Welfare Plan (a “OSG HSA”) for the year in which the Transfer Effective Time occurs be treated instead as activity under the corresponding account under the INSW HSA, such that (i) any period of participation by a INSW Group Employee in an OSG HSA during the year in which the Transfer Effective Time occurs will be deemed a period when such INSW Group Employee participated in the corresponding INSW HSA; (ii) all expenses incurred during such period will be deemed incurred while such INSW Group Employee’s coverage was in effect under the corresponding INSW HSA; and (iii) all elections and reimbursements made with respect to such period under the OSG HSA will be deemed to have been made with respect to the corresponding INSW HSA.

(d)          Flexible Spending Accounts. The Parties shall use commercially reasonable efforts to ensure that as of the Transfer Effective Time any health or dependent care flexible spending accounts of INSW Group Employees (whether positive or negative) (the “Transferred Account Balances”) under OSG Welfare Plans are transferred, as soon as practicable after the Transfer Effective Time, from the OSG Welfare Plans to the corresponding INSW Welfare Plans. Such INSW Welfare Plans shall assume responsibility as of the Transfer Effective Time for all outstanding health or dependent care claims under the corresponding OSG Welfare Plans of each INSW Group Employee for the year in which the Transfer Effective Time occurs and shall assume and agree to perform the obligations of the corresponding OSG Welfare Plans from and after the Transfer Effective Time. As soon as practicable after the Transfer Effective Time, and in any event within 30 days after the amount of the Transferred Account Balances is determined or such later date as mutually agreed upon by the Parties, OSG shall pay INSW the net aggregate amount of the Transferred Account Balances, if such amount is positive, and INSW shall pay OSG the net aggregate amount of the Transferred Account Balances, if such amount is negative.

(e)          Allocation of Welfare Assets and Liabilities. Effective as of the Transfer Effective Time, the INSW Group shall assume all Liabilities relating to, arising out of, or resulting from health and welfare coverage or claims incurred by or on behalf of INSW Group Employees or Former INSW Group Employees or their covered dependents under the OSG Welfare Plans or INSW Welfare Plans before, at, or after the Transfer Effective Time. No OSG Welfare Plan shall provide coverage to any INSW Group Employee or Former INSW Group Employee after the Transfer Effective Time.

Section 7.02.         COBRA and HIPAA. The OSG Group shall continue to be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the OSG Welfare Plans with respect to any OSG Group Employees and any Former OSG Group Employees (and their covered dependents) who incur a qualifying event under COBRA before, as of or after the Transfer Effective Time. Effective as of the Transfer Effective Time, the INSW Group shall assume responsibility for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the INSW Welfare Plans with respect to any INSW Group Employees and any Former INSW Group Employees (and their covered dependents) who incur a qualifying event or loss of coverage under the OSG Welfare Plans and/or the INSW Welfare Plans before, as of, or after the Transfer Effective Time. The Parties agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 7.03.         Vacation, Holidays and Leaves of Absence. Effective as of the Transfer Effective Time, the INSW Group shall assume all Liabilities of the OSG Group with respect to vacation, holiday, annual leave, or other leave of absence, and required payments related thereto, for each INSW Group Employee and Former INSW Group Employee. The OSG Group shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each OSG Group Employee and Former OSG Group Employee.

Section 7.04.         Severance and Unemployment Compensation. Effective as of the Transfer Effective Time, the INSW Group shall assume any and all Liabilities to, or relating to, INSW Group Employees and Former INSW Group Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at, or after the Transfer Effective Time. The OSG Group shall be responsible for any and all Liabilities to, or relating to, OSG Group Employees and Former OSG Group Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Transfer Effective Time.

Section 7.05.         Workers’ Compensation. With respect to claims for workers’ compensation in the U.S., (a) the INSW Group shall be responsible for claims in respect of INSW Group Employees and Former INSW Group Employees, whether occurring before, at, or after the Transfer Effective Time, and (b) the OSG Group shall be responsible for all claims in respect of OSG Group Employees and Former OSG Group Employees, whether occurring before, at, or after the Transfer Effective Time. The treatment of workers’ compensation claims by INSW with respect to OSG insurance policies shall be governed by Section 5.1, Section 5.2, Section 5.3 and Section 5.4 of the Separation and Distribution Agreement. The Parties acknowledge that any workers’ compensation policy in effect prior to the Transfer Effective Time shall be available, pursuant to the terms and conditions thereof, for claims in respect of INSW Group Employees and Former INSW Group Employees occurring before the Transfer Effective Time. The obligation to pay deductibles, retrospective premium payments, or other forms of reimbursement to the insurer shall be governed by Section 5.2 of the Separation and Distribution Agreement.

Section 7.06.         Insurance Contracts. To the extent that any OSG Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop-loss contract, the Parties shall cooperate and use their commercially reasonable efforts to replicate such insurance contracts for INSW (except to the extent that changes are required under applicable state insurance Laws or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both OSG and INSW for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.06.

Section 7.07.         Third-Party Vendors. Except as provided below, to the extent that any OSG Welfare Plan is administered by a third-party vendor, the Parties shall cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for INSW and to maintain any pricing discounts or other preferential terms for both OSG and INSW for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.07.

Article VIII

NON-U.S. EMPLOYEES

INSW Group Employees and Former INSW Group Employees who are residents outside of the U.S. or otherwise are subject to non-U.S. Law and their related benefits and Liabilities shall be treated in the same manner as the INSW Group Employees and Former INSW Group Employees, respectively, who are residents of the U.S. and are not subject to non-U.S. Law; provided, however, that, notwithstanding anything in this Agreement to the contrary, all actions taken with respect to non-U.S. Employees or U.S. Employees working in non-U.S. jurisdictions shall be subject to and accomplished in accordance with applicable Law in the custom of the applicable jurisdictions.

Article IX

MISCELLANEOUS

Section 9.01.         Employee Records.

(a)          Sharing of Information. Subject to any limitations imposed by applicable Law, OSG and INSW (acting directly or through members of the OSG Group or the INSW Group, respectively) shall provide to the other and their respective authorized agents and vendors all information necessary for the Parties to perform their respective duties under this Agreement.

(b)          Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law and to the extent that it has not done so before the Transfer Effective Time, OSG shall transfer to INSW any and all employment records (including any Form I-9, Form W-2, or other IRS forms) with respect to INSW Group Employees and Former INSW Group Employees and other records reasonably required by INSW to enable INSW properly to carry out its obligations under this Agreement. Such transfer of records generally shall occur as soon as administratively practicable at or after the Transfer Effective Time. Each Party will permit the other Party reasonable access to Employee records to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

(c)          Access to Records. To the extent not inconsistent with this Agreement, the Separation and Distribution Agreement, or any applicable privacy protection Laws or regulations, reasonable access to Employee-related records after the Effective Time will be provided to members of the OSG Group and members of the INSW Group pursuant to the terms and conditions of Article VI of the Separation and Distribution Agreement.

(d)          Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying, and permitting access to all Employee-related information, OSG and INSW shall comply with all applicable Laws, regulations, and internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, claims, actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations, and internal policies applicable to such information.

(e)          Cooperation. Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate, and share (to the extent permissible under applicable privacy/data protection or other applicable Laws) all relevant documents, resolutions, government filings, data, payroll, employment, and benefit plan information on regular timetables and cooperate as needed with respect to (i) any litigation with respect to any employee benefit plan, policy, or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling, or advisory opinion from the IRS or U.S. Department of Labor on behalf of any employee benefit plan, policy, or arrangement contemplated by this Agreement, and (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor, or any other Governmental Authority; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(f)           Confidentiality. Notwithstanding anything in this Agreement to the contrary, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 6.9 of the Separation and Distribution Agreement and the requirements of applicable Law.

Section 9.02.         Preservation of Rights to Amend. The rights of each member of the OSG Group and each member of the INSW Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 9.03.         Fiduciary Matters. OSG and INSW each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 9.04.         Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing, and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 9.05.         Counterparts; Entire Agreement; Corporate Power.

(a)          This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)          This Agreement, the Separation and Distribution Agreement, and the Ancillary Agreements and the Exhibits, Schedules, and appendices hereto and thereto contain the entire agreement among the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the Parties other than those set forth or referred to herein or therein. OSG represents on behalf of itself and each of its Subsidiaries, and INSW represents on behalf of itself and each of its Subsidiaries, as follows:

(i)           each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)          this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(c)          Each Party acknowledges that it and the other Parties is executing this Agreement by facsimile, stamp, or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp, or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp, or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile, or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Parties at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail, or by courier.

Section 9.06.         Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute, or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, irrespective of the choice of laws principles of the State of New York, including all matters of validity, construction, effect, enforceability, performance, and remedies.

Section 9.07.         Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that none of the Parties may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Parties hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving, or transferee Person assumes all the obligations of the relevant Party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Parties. Nothing herein is intended to, or shall be construed to, prohibit any Party or any member of its group from being party to or undertaking a change of control.

Section 9.08.         Third-Party Beneficiaries. Except for the indemnification rights under the Separation and Distribution Agreement of any OSG Indemnitee or INSW Indemnitee in their respective capacities as such, (a) the provisions of this Agreement, the Separation and Distribution Agreement, and each Ancillary Agreement are solely for the benefit of the Parties and any other parties thereto, and are not intended to confer upon any Person except the Parties (and such other parties) any rights or remedies hereunder or thereunder; and (b) there are no third-party beneficiaries of this Agreement, the Separation and Distribution Agreement, or any Ancillary Agreement, and neither this Agreement, the Separation and Distribution Agreement, nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action, or other right in excess of those existing without reference to this Agreement, the Separation and Distribution Agreement, or any Ancillary Agreement. Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan. The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 9.09.         Notices. All notices, requests, claims, demands, or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person or by overnight courier service to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.09):

If to OSG, to:

Overseas Shipholding Group, Inc.
302 Knights Run Avenue #1200
Tampa, Florida 33602
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton
One Liberty Plaza
New York, New York 10006
Attention: Jeffrey Karpf

If to INSW, to:

International Seaways, Inc.
600 Third Avenue, 39th Floor
New York, New York 10016
Attention: General Counsel

with a copy (prior to the Effective Time) (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton
One Liberty Plaza
New York, New York 10006
Attention: Jeffrey Karpf

Any Party may, by notice to the other Parties, change the address to which such notices are to be given.

Section 9.10.         Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 9.11.         Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition, and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

Section 9.12.         No Set-Off. Except as otherwise mutually agreed to in writing by the Parties, neither OSG nor INSW nor any member of either such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement.

Section 9.13.         Headings. The article, section, and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14.         Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations, and warranties contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

Section 9.15.         Waivers of Default. Waiver by a Party of any default by any other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by any Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power, or privilege.

Section 9.16.         Dispute Resolution. The dispute resolution procedures set forth in Article VII of the Separation and Distribution Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

Section 9.17.         Specific Performance. Subject to Article VII of the Separation and Distribution Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions, and provisions of this Agreement, the Party that is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 9.18.         Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented, or modified by a Party, unless such waiver, amendment, supplement, or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement, or modification.

Section 9.19.         Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith,” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits, and Appendices hereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit, and Appendix references are to the Articles, Sections, Schedules, Exhibits, and Appendices to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules, and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions are generally authorized or required by law to close in the U.S. or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby,” and “hereupon” and words of similar import shall all be references to November 30, 2016.

Section 9.20.         Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

OVERSEAS SHIPHOLDING GROUP, INC.

By:	/s/ Ian T. Blackley
Name:	Ian T. Blackley
Title:	President and Chief Executive Officer

[Signature Page to the Employee Matters Agreement]

INTERNATIONAL SEAWAYS, INC.

By:	/s/ Lois K. Zabrocky
Name:	Lois K. Zabrocky
Title:	President

[Signature Page to the Employee Matters Agreement]

Schedule 1.01

None.

[Schedules to the Employee Matters Agreement]